Exhibit 99.5

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
February 14, 2020	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES

PARTIAL REDEMPTION OF 7.625% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) (the “Company”) announced today that it intends to redeem approximately 38% or 1.7 million shares, of its outstanding Series B Cumulative Redeemable Preferred Stock (NYSE: DXPRB) (the “Series B Preferred Stock”) on March 16, 2020.

The Series B Preferred Stock will be redeemed at a price of $25 per share, plus $0.3177083 in accumulated and unpaid dividends, for an aggregate redemption price of $25.3177083 per share. Because less than all the outstanding shares of the Series B Preferred Stock will be redeemed, the Series B Preferred Stock will be redeemed on a pro rata basis and fractional shares, if any, will be redeemed for cash.

Written notice of the partial redemption will be mailed on or about March 16, 2020, to holders of record as of February 14, 2020. The notice of partial redemption will also be filed with the Securities and Exchange Commission (“SEC”) and be available for free by visiting EDGAR on the SEC website, www.sec.gov, or by visiting the Company’s website, www.dynexcapital.com. Series B Preferred Stock held through The Depositary Trust Company, the registered holder of all of the issued outstanding Series B Preferred Stock, will be redeemed in accordance with the applicable procedures of The Depositary Trust Company. Questions relating to the applicable notices of redemption and related materials should be directed to Computershare Trust Company, N.A., the Company’s redemption agent for the redemption of the Series B Preferred Stock (the “Redemption Agent”), at 800-546-5141. The address of the Redemption Agent is Computershare Trust Company, N.A., Attn: Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Company Description

Dynex Capital, Inc. is an internally managed real estate investment trust which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts, including statements relating to the redemption of the Series B Preferred Stock and other statements that use words such as “expect,” “intend,” “may,” “plan,” “will,” “would,” and similar terms, are “forward-looking statements” that involve risks and uncertainties including, but not limited to, general economic and market conditions. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the SEC. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.